Exhibit (h)(76)
FORM OF
AMENDMENT 3
TO
PARTICIPATION AGREEMENT
Effective December 17, 2007
     THE PARTICIPATION AGREEMENT made the 17th day of February, 1998 and amended December 1, 1998 and March 15, 1999, and subject to a Novation Agreement dated September 1, 2005 by and among SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.) (the “Company”), a Delaware corporation, on its own behalf and on behalf of each separate account of the Company named in Schedule 1 to Participation Agreement (as defined below), PREMIER VIT (formerly “OCC Accumulation Trust”), an open-end diversified management investment company organized under the laws of the State of Massachusetts (the “Fund”), and ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC (successor in interest to OCC Distributors), a Delaware limited liability company (“AGI Distributors”). is hereby amended as follows.
     1. Anti-Money Laundering. The following provision shall be added to the Participation Agreement as its last numbered Sub-Section under Section 1 and it shall be numbered accordingly:
     Each party to this Agreement hereby agrees to abide by and comply with all applicable anti-money laundering laws and regulations including relevant provisions of the USA Patriot Act of 2001 and the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. Each party represents that it has established an Anti-Money laundering Program that complies with all material aspects of the USA Patriot Act of 2001 and other applicable anti-money laundering laws and regulations. Each party also hereby agrees to take action to comply with any new or additional anti-money laundering regulations. The Company will use best efforts to cause its distributors to obtain and verify the requisite information with respect to each contractholder on whose behalf the Company is acting with respect to the Fund and the Company agrees to notify the Underwriter promptly whenever potential indications of suspicious activity or Office of Foreign Asset Control matches are detected with respect to any such investor, subject to applicable law.
     2. Continuation. Except as set forth above, the Participation Agreement shall remain in full force and effect in accordance with its terms.
     3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized representative as of the day and year first above written.
SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

By:

Name:	Susan J. Lazzo
Title:	AVP and Senior Counsel

By:

Name:	Sandra M. DaDalt
Title:	AVP and Senior Counsel
PREMIER VIT

By:

Name:	Brian Shlissel
Title:	President & CEO
ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC

By:

Name:	Andrew Meyers
Title:	Managing Director

2